Exhibit 99.1

Fred's Reports Higher Second Quarter Earnings, Excluding Tax Benefit Recorded in Year-Earlier Period

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 29, 2013--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended August 3, 2013.

For the second quarter ended August 3, 2013, Fred's net income was $3.3 million or $0.09 per diluted share compared with net income of $6.1 million or $0.17 per diluted share in the year-earlier period. However, the prior-year quarter included a benefit of approximately $4.0 million or $0.11 per diluted share for favorable tax credits related to a state income tax settlement as well as adjustments for other tax related assumptions and estimates. Excluding the favorable tax credits, Fred's net income for the second quarter of 2013 increased 63% from the second quarter of 2012 while earnings per diluted share increased 50%. Fred's net income for the first half of 2013, excluding the tax benefit recorded last year, increased 18% to $0.40 per diluted share.

Fred's total sales for the second quarter of fiscal 2013 increased 2% to $482.2 million from $470.8 million for the same period last year. Comparable store sales for the quarter increased 2.2% compared with a decline of 1.0% in the second quarter last year. Fred's total sales for the first half of fiscal 2013 increased 1% to $983.7 million from $971.3 million for the same period last year. Comparable store sales for the first half of 2013 increased 0.5% compared with a decrease of 0.5% in the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased by the Company's performance during the second quarter, which was highlighted by a strong increase in both operating income and net income, excluding last year's tax benefits. Sales growth, customer traffic, average ticket, gross margin, and expense management were all positive factors in the quarter. We also were pleased with the progress of the first phase of our reconfiguration plan as the penetration of stores with pharmacies increased from 50% to 52% and we experienced strong comparable sales performance in our expanded Hometown Auto & Hardware departments.

"Reviewing recent comments expressed by competitors in their quarterly reports and outlooks expressed by industry analysts, we anticipate that the competitive climate will be intense and the operating environment challenging in the second half of the year," Efird continued. "Discretionary spending for lower-income consumers – a key customer segment for Fred's – is expected to remain under pressure. The programs we put in place earlier this year, combined with our pharmacy expansion and the aggressive general merchandising initiatives we have planned in the back half of the year, are designed to meet these economic and competitive challenges. We remain confident that our earnings for the year will fall in the middle to the upper end of the range we earlier projected, with earnings in the second half increasing 14% to 28% over the same period last year and earnings for the full year increasing 17% to 25% over 2012, excluding the tax benefit recorded last year."

Fred's gross profit for the second quarter of 2013 increased 3% to $136.0 million from $131.8 million in the prior-year period. Gross margin for the quarter increased 20 basis points to 28.2% compared with 28.0% in the same quarter last year. Gross profit for the first half of 2013 increased 3% to $287.0 million from $279.6 million in the prior-year period. Gross margin for the six-month period improved 40 basis points to 29.2% compared with 28.8% in the prior-year period. The improvements for the quarter and year-to-date period were driven by an increased pharmacy department gross margin, specifically reflecting the impact of the brand-to-generic mix shift, and better shrinkage control.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, leveraged 20 basis points to 27.1% of sales from 27.3% of sales in the prior-year quarter. The leveraging of expenses in the second quarter was driven by store expense management as well as favorable insurance expense reductions. These improvements were partially offset by the sales impact of the pharmacy department brand-to-generic shift and investments in new pharmacies. In the first half of 2013, selling general and administrative expenses deleveraged 20 basis points to 26.9% from 26.7% of sales in the first half of 2012. The deleveraging in the year-to-date period was primarily attributable to the sales impact of the pharmacy department brand-to-generic shift and investments in new pharmacies.

For the second quarter of 2013, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP measure, improved 55% to $5.2 million or 1.1% of sales compared with $3.4 million or 0.7% of sales in the prior-year period. For the first half of 2013, operating income increased 12% to $23.0 million or 2.3% of sales from $20.5 million or 2.1% of sales in the first half of 2012.

For the second quarter of 2013, earnings before interest, taxes, depreciation and amortization, or EBITDA, also a non-GAAP measure that further excludes depreciation and amortization from EBIT, improved 23% to $15.7 million or 3.3% of sales compared with $12.8 million or 2.7% of sales in the year-earlier quarter. For the first half of 2013, EBITDA increased 11% to $43.8 million or 4.5% of sales, up from $39.3 million or 4.0% of sales in the first half of 2012.

During the second quarter, Fred's opened two new stores and one new Xpress location and closed 21 locations. During the first half of 2013, Fred's opened seven new locations, consisting of three new stores and four Xpress pharmacies, and closed 22 locations.

In the third quarter of 2013, the Company expects total sales to increase in the range of 1% to 3%. Comparable store sales are expected to be flat to up 2% versus a decrease of 2.5% in the third quarter last year. Third quarter 2013 earnings per diluted share are forecasted to be in the range of $0.19 to $0.23 compared with earnings per diluted share of $0.18 in the same period last year. Based on results for the first half of 2013 and this outlook, the Company now expects total earnings per diluted share for 2013 to be in the range of $0.81 to $0.86.

Currently, Fred's, Inc. operates 697 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter 2013 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 29, 2013.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended August 3, 2013	13 Weeks Ended July 28, 2012	Percent Change

Net sales	$482,176	$470,816	2.4%
Operating income	$5,213	$3,366	54.9%
Net income	$3,330	$6,054	(45.0)%
Net income per share:
Basic	$0.09	$0.17	(47.1)%
Diluted	$0.09	$0.17	(47.1)%
Average shares outstanding:
Basic	36,521	36,493
Diluted	36,685	36,621
	26 Weeks Ended August 3, 2013	26 Weeks Ended July 28, 2012	Percent Change

Net sales	$983,671	$971,321	1.3%
Operating income	$22,997	$20,467	12.4%
Net income	$14,741	$16,512	(10.7)%
Net income per share:
Basic	$0.40	$0.45	(11.1)%
Diluted	$0.40	$0.45	(11.1)%
Average shares outstanding:
Basic	36,525	36,738
Diluted	36,664	36,871

FRED'S, INC.
Unaudited Fiscal 2013 Second Quarter Results
(in thousands, except per share amounts)

	13 Weeks		13 Weeks
	Ended		Ended
	August 3,	% of	July 28,	% of
	2013	Total	2012	Total
Net sales	$482,176	100.0%	$470,816	100.0%
Cost of goods sold	346,191	71.8%	339,058	72.0
Gross profit	135,985	28.2%	131,758	28.0
Depreciation & amortization	10,527	2.2%	9,474	2.0
Selling, general and administrative expenses	120,245	24.9%	118,918	25.3
Operating income	5,213	1.1%	3,366	0.7
Interest expense, net	129	0.0%	136	0.0
Income before income taxes	5,084	1.1%	3,230	0.7
Provision for income taxes	1,754	0.4%	(2,824)	(0.6)
Net income	$3,330	0.7%	$6,054	1.3%
Net income per share:
Basic	$0.09		$0.17
Diluted	$0.09		$0.17
Weighted average shares outstanding:
Basic	36,521		36,493
Diluted	36,685		36,621

Unaudited Fiscal 2013 Six-month Results
(in thousands, except per share amounts)

	26 Weeks		26 Weeks
	Ended		Ended
	August 3,	% of	July 28,	% of
	2013	Total	2012	Total
Net sales	$983,671	100.0%	$971,321	100.0%
Cost of goods sold	696,667	70.8%	691,721	71.2
Gross profit	287,004	29.2%	279,600	28.8
Depreciation & amortization	20,828	2.1%	18,838	1.9
Selling, general and administrative expenses	243,179	24.8%	240,295	24.8
Operating Income	22,997	2.3%	20,467	2.1
Interest expense, net	264	0.0%	273	0.0
Income before income taxes	22,733	2.3%	20,194	2.1
Provision for income taxes	7,992	0.8%	3,682	0.4
Net income	$14,741	1.5%	$16,512	1.7%
Net income per share:
Basic	$0.40		$0.45
Diluted	$0.40		$0.45
Weighted average shares outstanding:
Basic	36,525		36,738
Diluted	36,664		36,871

FRED'S, INC.
Unaudited Balance Sheet
(in thousands)

	August 3, 2013	July 28, 2012

ASSETS:
Cash and cash equivalents	$7,937	$23,123
Inventories	348,324	340,109
Receivables	36,169	29,601
Other non-trade receivables	33,019	32,850
Prepaid expenses and other current assets	12,533	6,798
Total current assets	437,982	432,481
Property and equipment, net	156,720	158,453
Intangibles	42,943	35,360
Other non-current assets	3,259	3,276
Total assets	$640,904	$629,570

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$103,557	$103,105
Current portion of indebtedness	1,148	1,614
Accrued expenses and other	45,605	44,719
Deferred income taxes	23,868	24,374
Total current liabilities	174,178	173,812

Long-term portion of indebtedness	4,209	5,509
Deferred income taxes	3,656	6,298
Other non-current liabilities	15,220	15,746
Total liabilities	197,263	201,365
Shareholders' equity	443,641	428,205
Total liabilities and shareholders' equity	$640,904	$629,570

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer